Exhibit 99.1

Meade Instruments Corp. 6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email:shelley@tpg-ir.com

MEADE INSTRUMENTS ANNOUNCES RESIGNATION OF STEVEN MUELLNER

IRVINE, Calif. —February 5, 2009 — Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of optical products, including telescopes and binoculars, today announced that Steven Muellner has resigned from his position as President and Chief Executive Officer and as a director of the Company in order to pursue other interests.  Steven Murdock, a director of the Company since May 2006, has been appointed to the position of Chief Executive Officer of the Company to replace Mr. Muellner.  Previously, Mr. Murdock was Chief Executive Officer of the Company from June 2003 through May 2006.  Mr. Murdock has agreed to serve for one year at an annual salary of $1.00.  Mr. Murdock was granted 1,250,000 options at an exercise price of $0.22 per share, with 750,000 of these options, subject to stockholder approval at the next annual meeting of stockholders.

As previously announced, the Company has sold its European subsidiary and completed its formal review of strategic alternatives.  Tim McQuay, the new Chairman of the Board of Directors of the Company, commented “The Company’s business objectives today are clear.  We intend to use the cash infusion from the sale of our European subsidiary to provide working capital for our United States business, so that we can continue to pursue our goal of making the Company profitable again.”

The Company today also announced that Harry Casari resigned from the Board of Directors effective Saturday, January 31, 2009, and that James Chadwick resigned from the Board of Directors effective Wednesday, February 4, 2009.  “We appreciate the many contributions that Harry and James have made to the Company while serving on the Board, and we thank them for their many years of dedicated service,” said Mr. McQuay.  Mr. Casari joined the Company’s Board of Directors in 1997, and Mr. Chadwick joined the Board of Directors in 2006.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position.   Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the sufficiency of the sale of the Company’s European subsidiary to satisfy the Company’s liquidity needs; the ability of the Company to become profitable again; whether the Company will execute on other strategic alternatives in the future; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission.  For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.